ANNUAL MEETING OF SHAREHOLDERS OF

                    AMERICAN PHYSICIANS SERVICE GROUP, INC.

                                  June 6, 2006


                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible

1. Election of Directors:

                                NOMINEES:
[ ] FOR ALL NOMINEES            ( )  Lew N. Little, Jr.
                                ( )  Jackie Majors
[ ] WITHHOLD AUTHORITY          ( )  William A. Searles
    FOR ALL NOMINEES            ( )  Kenneth S. Shifrin
                                ( )  Cheryl Williams
[ ] FOR ALL EXCEPT
    (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any nominee(s), mark "FOR ALL
              EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

2. To approve an amendment to the 2005 Incentive          FOR   AGAINST  ABSTAIN
   and Non-qualified Stock Option Plan;                   [ ]     [ ]      [ ]

3. To approve an amendment to the American
   Physicians Service Group, Inc. Affiliated
   Group Deferred Compensation Master Plan; and           [ ]     [ ]      [ ]

4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The accompanying proxy statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS.